For release:	August 2, 2005

Contact:	Financial Kevin L. Tate, CPA Chief Financial Officer (610) 660-6813 ktate@unitednat.com	Media Paula Negro Assistant Vice President, Marketing (610) 668-6938 pnegro@unitednat.com

Summary:	United America Indemnity, Ltd. (NASDAQ:INDM) reports second-quarter 2005 and six months ended June 30, 2005 results. Book value per share increased 4.8% and cash flow from operations increased 78.9% in the second quarter of 2005 as compared to the first quarter of 2005. Annualized return on average equity was 12.3% for the second quarter of 2005.

George Town, Grand Cayman, Cayman Islands (August 2, 2005) – United America Indemnity, Ltd. (NASDAQ: INDM) today reported results for the second-quarter of 2005 and for the six months ended June 30, 2005.

United America Indemnity’s Second-Quarter 2005 Results

United America Indemnity’s (the “Company’s”) second-quarter 2005 net operating income increased 133.0% to $18.2 million ($0.49 per fully diluted share) compared with $7.8 million ($0.27 per fully diluted share) for the same period in 2004.

United America Indemnity’s net income for the second quarter of 2005 increased 127.7% percent to $18.5 million ($0.50 per fully diluted share) compared with $8.1 million ($0.28 per fully diluted share) in the second quarter of 2004. Net income for both the second quarter of 2005 and the second quarter of 2004 included after-tax net realized investment gains of $0.3 million.

The Company’s combined ratio, a key measure of insurance profitability, was 90.4 compared with 90.6 in the same quarter last year.

Gross premiums written increased 86.0% to $163.9 million, from $88.1 million in the second quarter of 2004. Net premiums written increased 99.9% to $136.3 million from $68.2 million in the comparable quarter of 2004. These increases resulted from the merger of United America Indemnity with Penn-America Group (“Penn America”) combined with an increase in net premiums written by United National Insurance Company, a wholly-owned subsidiary of United America Indemnity.

Agency commission and fee revenues for Penn Independent Corporation (“Penn Independent”) were $10.1 million for the second quarter of 2005.

The Company ended the second quarter of 2005 with cash and invested assets of $1,319.9 million, an increase of $45.2 million, or 3.5%, from March 31, 2005. Investment income for the second quarter of 2005 increased 151.6% compared to the same quarter in 2004 due primarily to the merger of United America Indemnity with Penn-America, increased retentions at United National Insurance Company, and increased investment yields resulting from an increase in market interest rates coupled with an increase in the average duration of the Company investment portfolio. Cash flow from operations for the second quarter of 2005 was $38.7 million.

On July 20, 2005, U.N. Holdings II, Inc., a wholly-owned subsidiary of the Company, sold $90.0 million of unsecured guaranteed ten-year senior notes, due July 20, 2015. These senior notes have an interest rate of 6.22%, payable semi-annually. On July 20, 2011 and on each anniversary thereafter to and including July 20, 2014, U.N. Holdings II, Inc. is required to prepay $18.0 million of the principal amount. On July 20, 2015, U.N. Holdings II, Inc is required to pay the remaining outstanding principal amount of the notes. The notes are guaranteed by United America Indemnity, Ltd. and will be applied to the repayment of the unsecured senior notes payable to the Ball Family Trusts and for other corporate purposes.

The July 2005 named storms are not expected to have a material impact on the financial results of the Company. Reported claims to date approximate $0.2 million, well within the expected level of catastrophe losses for the third quarter, 2005.

Edward J. Noonan, acting chief executive officer noted, “United America Indemnity had an excellent second quarter. Book value per share, our most important metric, grew by 4.8%. Our underwriting results were outstanding as evidenced by our combined ratio of 90.4%. Finally, we reduced our net reinsurance receivable during the quarter by 11.7%, or $97.0 million. Reinsurance receivables, net of the collateral we hold, are now 1.2 times shareholders’ equity.”

The ratio of reinsurance receivables net of collateral to shareholders’ equity was 1.2 at June 30, 2005 down from 1.4 at March 31, 2005. Reinsurance receivables, net of collateral at June 30, 2005, decreased by 11.7%, or $97.0 million, to $733.0 million from $830.0 million at March 31, 2005. The aggregate amount of collateral securing the reinsurance receivables held by United America Indemnity was $695.8 million at June 30, 2005. Reinsurance receivables, gross of collateral at June 30, 2005, decreased $101.7 million, to $1,428.8 million from $1,530.5 million at March 31, 2005.

United America Indemnity’s book value on June 30, 2005 of $614.5 million represents a 5.0% increase from United America Indemnity’s book value of $585.0 million on March 31, 2005 and a 53.0% increase from United America Indemnity’s book value of $401.6 million on June 30, 2004. The Company’s book value per share increased 4.8% to $16.87 per share, compared to $16.09 per share at March 31, 2005 and an 18.7% increase compared to $14.21 since June 30, 2004. Book value per share at June 30, 2005 is based on 36.4 million aggregate Class A and Class B common shares outstanding.

United America Indemnity’s Second-Quarter Gross- and Net-Written Premium Results by Business Lines

United America Indemnity, Ltd. completed its merger with Penn-America and its acquisition of Penn Independent on January 24, 2005. The results for United America Indemnity do not reflect the results of Penn-America and Penn Independent before this date.

		Quarter Ended June 30,
	(Dollars in thousands)
	Gross Written Premiums		Net Written Premiums
	2005	2004	2005	2004
Property and General Liability	$146,993	$70,797	$121,859	$50,881
Professional Liability	16,909	17,341	14,435	17,302

Total	$163,902	$88,138	$136,294	$68,183

Property and General Liability products: Gross premiums written increased 107.6% as a result of the merger with Penn-America combined with a 13.0% growth in United National Insurance Company’s gross written premiums. Net premiums written increased 139.5% compared with the second quarter of 2004 due to the Penn-America merger, the growth in United National Insurance Company’s gross written premiums, and reduced reinsurance cessions.

Professional Liability: Gross premiums written decreased 2.5% compared with the second quarter of 2004 as a result of underwriting and pricing actions in response to market conditions. Net premiums written decreased 16.6% compared with the second quarter of 2004.

United America Indemnity’s Six Months Ended June 30, 2005 Results

United America Indemnity’s net operating income for the six months ended June 30, 2005 increased 114.3% to $32.7 million ($0.91 per fully diluted share) compared with $15.3 million ($0.53 per fully diluted share) for the same period in 2004.

United America Indemnity’s net income for the six months ended June 30, 2005 increased 119.3% to $34.0 million ($0.95 per fully diluted share) compared with $15.5 million ($0.54 per fully diluted share) in the same period in 2004. Net income for the six months ended June 30, 2005 included after-tax net realized investment losses of $0.1 million, compared with after-tax net realized investment gains of $0.3 million for the 2004 period. Net income for the six months ended June 30, 2005 also included an extraordinary gain of $1.4 million.

The Company’s combined ratio was 91.5 for the six months ended June 30, 2005 compared with 90.1 in the same period last year. The combined ratio for the six months ended June 30, 2004 reflects income from certain reinsurance programs in which the Company no longer participates.

Gross premiums written for the six months ended June 30, 2005 increased 45.3% to $299.4 million, from $206.1 million in the same period in 2004. Net premiums written increased 93.9% to $245.8 million from $126.8 million in the comparable period of 2004. These increases resulted from the merger of United America Indemnity with Penn-America combined with an increase in net premiums written by United National Insurance Company, a wholly-owned subsidiary of United America Indemnity.

Agency commission and fee revenues for Penn Independent were $16.4 million for the period January 25, 2005 through June 30, 2005.

United America Indemnity’s Six Months Ended June 30, 2005 Gross- and Net-Written Premium Results by Business Lines

		Six Months Ended June 30,
	(Dollars in thousands)
	Gross Written Premiums		Net Written Premiums
	2005	2004	2005	2004
Property and General Liability	$263,959	$163,209	$215,716	$99,246
Professional Liability	35,403	42,867	30,099	27,554

Total	$299,362	$206,076	$245,815	$126,800

Property and General Liability products: Gross premiums written increased 61.7% as a result of the merger with Penn-America partially offset by the termination of several heavily reinsured programs. Net premiums written increased 117.4% compared with the six months ended June 30, 2004 due to the Penn-America merger and reduced reinsurance cessions.

Professional Liability: Gross premiums written decreased 17.4% compared with the six months ended June 30, 2004 as a result of underwriting and pricing actions in response to market conditions. However, net premiums written increased 9.2% compared with the six months ended June 30, 2004 due to decrease reinsurance cessions.

About United America Indemnity, Ltd.

United America Indemnity, through its wholly-owned operating subsidiaries which include United National Group, Penn-America Group, Inc. and Penn Independent Corporation, is one of the leading specialty property and casualty insurers in the industry as well as a significant originator of and placement agent for specialty property and casualty insurance coverage. United America Indemnity is a holding company formed under the laws of the Cayman Islands and its U.S. insurance subsidiaries are either licensed or authorized to write surplus lines or specialty admitted business in all states. With a combined operating history of more than one century, United America Indemnity’s underwriting network includes approximately 140 professional general agents and its focus centers on self-generated proprietary products, niche programs and brokered lines. Its non-U.S. operations consist of recently formed Barbados-based and Bermuda-based insurance companies.

Teleconference and Webcast for Interested Parties

Edward J. Noonan and Kevin L. Tate, CPA, chief financial officer, will conduct a teleconference for interested parties on August 3, 2005 at 8:30 a.m. Eastern Time to discuss the second quarter 2005 results. To participate, telephone 800-901-5241 (U.S. and Canada) or 617-786-2963 (International) and enter 24274044 when prompted for a password. The teleconference will be available for replay until August 10, 2005. To listen to the replay, telephone 888-286-8010 (U.S. and Canada) or 617-801-6888 (International) and enter 62266052 when prompted for a password.

This teleconference is also being webcast by CCBN and can be accessed at the Company’s website at www.uai.ky. Please access the site at least 15 minutes prior to the teleconference to register, download and install any necessary software.

The webcast is also being distributed over CCBN’s Investor Distribution Network both to institutional and individual investors. Individual investors can listen to the teleconference through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the teleconference via CCBN’s password protected event management site, StreetEvents (www.streetevents.com).

Forward-Looking Information

This release contains forward-looking information about United America Indemnity and the operations of United America Indemnity that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of the transactions, and statements about the future performance, operations, products and services of the companies.

The business and operations of United America Indemnity is and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: (1) the ineffectiveness of United America Indemnity’s business strategy due to changes in current or future market conditions; (2) the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products; (3) greater frequency or severity of claims and loss activity than United America Indemnity’s underwriting, reserving or investment practices have anticipated; (4) decreased level of demand for United America Indemnity’s insurance products or increased competition due to an increase in capacity of property and casualty insurers; (5) risks inherent in establishing loss and loss adjustment expense reserves; (6) uncertainties relating to the financial ratings of United America Indemnity’s insurance subsidiaries; (7) uncertainties arising from the cyclical nature of United America Indemnity’s business; (8) changes in United America Indemnity’s relationships with, and the capacity of, its general agents; (9) the risk that United America Indemnity’s reinsurers may not be able to fulfill obligations; and (10) uncertainties relating to governmental and regulatory policies. The foregoing review of important factors should be read in conjunction with the other cautionary statements that are included in United America Indemnity’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as well as in the materials filed and to be filed with the U.S. Securities and Exchange Commission (SEC). United America Indemnity does not make any commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

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Note: Tables Follow

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UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	For the Quarter		For the Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Gross premiums written	$163,902	$88,138	$299,362	$206,076

Net premiums written	$136,294	$68,183	$245,815	$126,800

Net premiums earned	$119,802	$59,396	$221,914	$104,818
Agency commission and fee revenues	10,115	—	16,367	—
Investment income, net	11,114	4,417	22,982	8,627
Net realized investment gains (losses)	394	463	(222)	393

Total revenues	141,425	64,276	261,041	113,838
Net losses and loss adjustment expense	71,221	34,509	134,818	63,779
Acquisition costs and other underwriting expenses	37,033	19,286	68,148	30,610
Agency commission and operating expenses	10,174	—	17,093	—
Corporate and other operating expenses	2,507	1,488	4,473	2,958
Interest expense	2,180	1,394	4,096	2,709

Income before income taxes	18,310	7,599	32,413	13,782
Income tax expense (benefit)	145	(470)	226	(1,126)

Net income before equity in net income of partnerships	18,165	8,069	32,187	14,908
Minority interests, net of tax	(23)	—	9	—
Equity in net income of partnerships	314	38	425	617

Net income before extraordinary gain	18,456	8,107	32,621	15,525
Extraordinary gain	—	—	1,426	—

Net Income	$18,456	$8,107	$34,047	$15,525

Weighted average shares outstanding – basic	36,393	28,257	35,331	28,239

Weighted average shares outstanding – diluted	37,045	28,823	36,015	28,855

Net income per share – basic	$0.51	$0.29	$0.96	$0.55

Net income per share – diluted	$0.50	$0.28	$0.95	$0.54

Combined ratio analysis:
Before purchase accounting adjustments:
Loss ratio	56.1	56.8	57.1	58.5
Expense ratio	34.7	30.9	34.7	29.7

Combined ratio	90.8	87.7	91.8	88.2

Impact of purchase accounting adjustments:
Loss ratio	3.3	1.3	3.7	2.3
Expense ratio	(3.7)	1.6	(4.0)	(0.4)

Combined ratio	(0.4)	2.9	(0.3)	1.9

As reported, after purchase accounting adjustments:
Loss ratio	59.4	58.1	60.8	60.8
Expense ratio	31.0	32.5	30.7	29.3

Combined ratio	90.4	90.6	91.5	90.1

UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	As of	As of
ASSETS	June 30, 2005	December 31, 2004
Bonds:
Available for sale securities, at fair value (amortized cost: $1,044,767 and $575,298)	$1,053,911	$585,385
Preferred shares:
Available for sale securities, at fair value	6,893	5,112
(cost: $7,134 and $4,804)
Common shares:
Available for sale securities, at fair value	57,804	37,894
(cost: $53,595 and $34,004)
Other invested assets	51,975	53,756

Total investments	1,170,583	682,147
Cash and cash equivalents	149,292	242,123
Accounts receivable	22,941	—
Agents’ balances, net	77,907	47,132
Reinsurance receivables, net	1,428,846	1,531,863
Accrued investment income	11,875	7,141
Federal income taxes receivable	1,183	—
Deferred federal income taxes, net	15,830	28,372
Deferred acquisition costs, net	48,255	29,735
Goodwill	97,955	—
Prepaid reinsurance premiums	46,803	42,623
Other assets	59,108	14,801

Total assets	$3,130,578	$2,625,937

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$1,998,390	$1,876,510
Unearned premiums	257,265	152,166
Federal income taxes payable	—	1,943
Amounts held for the account of others	13,757	10,234
Ceded balances payable	27,043	22,698
Insurance premiums payable	30,843	—
Payable for securities	6,274	—
Senior notes payable to related party	72,848	72,848
Junior subordinated debentures	61,857	30,929
Notes and loans payable	6,914	—
Other liabilities	40,711	26,056

Total liabilities	2,515,902	2,193,384

Minority interest	131	—
Shareholders’ equity:
Common shares, $0.0001 par value	4	3
Additional paid-in capital	501,400	356,725
Accumulated other comprehensive income	18,776	15,507
Retained earnings	94,365	60,318

Total shareholders’ equity	614,545	432,553

Total liabilities and shareholders’ equity	$3,130,578	$2,625,937

UNITED AMERICA INDEMNITY, LTD.
SUMMARY OF NET OPERATING INCOME
(Dollars and shares in thousands, except per share data)

	For the Quarter		For the Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Net operating income	$18,187	$7,806	$32,728	$15,270
Adjustments:
Net realized investment gains (losses), net of tax	269	301	(107)	255
Extraordinary gain	—	—	1,426	—

Total after-tax adjustments	269	301	1,319	255

GAAP reported:
Net income	$18,456	$8,107	$34,047	$15,525

Weighted average shares outstanding – basic	36,393	28,257	35,331	28,239

Weighted average shares outstanding – diluted	37,045	28,823	36,015	28,855

Net operating income per share –basic	$0.50	$0.28	$0.93	$0.54

Net operating income per share – diluted	$0.49	$0.27	$0.91	$0.53

Note Regarding Net Operating Income

In managing its business and evaluating its performance, United America Indemnity’s management focuses on net operating income (net income excluding after-tax net realized investment gains (losses) and extraordinary items that do not reflect overall operating trends) as a more appropriate measure of the net income attributable to the ongoing operations of the business. Net operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.